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                           1999 DEFERRED BONUS PLAN OF
                           ARI NETWORK SERVICES, INC.

1. Purpose. The purpose of this Plan is to provide certain executives (the "Participant") of ARI Network Services, Inc. (the "Company") with additional incentive to remain employed by the Company.

2. Administration. The Plan shall be administered by the Company's Board of Directors (the "Board"). The Board is authorized and shall have plenary authority in its discretion, subject only to the provisions of the Plan. The Board's determinations and interpretations shall be final, conclusive and binding. The Board may designate one or more employees of the Company to assist the Board in the administration of the Plan and may grant authority to such or other persons to execute, deliver and receive documents on behalf of the Board.

3 Deferred Bonus. In addition to any other compensation Participant is entitled to receive from ARI, Participant will be entitled to additional deferred compensation as follows:

          (a) Amount of Bonus. Pursuant to the terms and conditions of this Plan, each Participant shall be entitled to a special bonus equal to 100% of the annual bonus amount earned by Participant with respect to the Company's fiscal year ending July 31, 1999 excluding any commissions and excluding any special bonus paid to Participant during the year (the "Deferred Bonus").

          (b) Payment of Deferred Bonus. The Deferred Bonus shall be paid to each Participant according to the following Schedule, provided Participant is employed by ARI at the time of the payment (unless Participant's employment is terminated by reason of death or permanent disability):

                  (i) 33.33% of the Deferred Bonus shall be paid during the first quarter of the Company's fiscal year ending July 31, 2000;
                  (ii) 33.33% of the Deferred Bonus shall be paid during the first quarter of the Company's fiscal year ending July 31, 2001; and
                  (iii) 33.34% of the Deferred Bonus shall be paid during the first quarter of the Company's fiscal year ending July 31, 2002.

4. Termination Employment. Regardless of the foregoing provisions of the Plan, the Company will not be obligated to make any payments hereunder after the termination of Participant's employment with the Company, except in the case that the termination of Participant's employment is a direct result of death or permanent disability. However, notwithstanding the foregoing, the entire Deferred Bonus amount may become immediately due and payable upon Participant's termination of


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     employment with the Company if the terms of any Change of Control
     Agreement between the Participant and the Company, require such payment.

5. Assignment. Any and all rights and provisions hereunder are personal to Participant and any rights or interest herein or arising hereunder shall not be subject to voluntary or involuntary alienation, assignment or transfer. Notwithstanding the foregoing, Participant's heirs or designated beneficiaries may receive any Deferred Bonus that may be owed under the Plan. However, nothing in this Plan shall be construed to entitle Participant, Participant's surviving spouse or Participant's beneficiary to any payments hereunder prior to the date they become due or shall be construed to entitle Participant to any specific assets of the Company.

6. Amendment. The Plan may at any time and from time to time be terminated, modified, or amended by the Board in its sole discretion; provided however, that the Board may not, unless otherwise permitted under federal law, without the approval of the Company's shareholders, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law. No termination, modification or amendment of the Plan may, without the consent of the Participant, materially affect the rights of such Participant to a Deferred Amount.

7. Governing Law. This Plan shall be construed according to the laws of the State of Wisconsin.